Total Luxury Group Signs License for Re-launch of Nostalgic Huk-A-Poo Clothing Line

NEW YORK, NY -- 06/15/2006 -- Total Luxury Group, Inc. (OTCBB: TLEI) announced today that they have signed a licensing agreement to relaunch the Huk-A-Poo line of Junior and Young Men's clothing. The Huk-A-Poo label was originally launched in this country by Michael and Dan Stone in the 1970s. With sales in the late 70s and early 80s reaching upwards of $300 million, the Huk-A-Poo brand became synonymous with dynamic geometric, floral and art deco prints that were used on slinky polyester knits that were cut and sewn to perfectly fit in men's and women's clothes. The Huk-A-Poo line of clothing will be sold through select department stores and retail chains.

In addition, Michael Stone has joined the Company as a consultant to direct the sales and marketing efforts of the Huk-A-Poo apparel line. He is one of the preeminent specialists in the American apparel industry. He brings 45 years of experience in marketing and international manufacturing. He has long established relationships with nearly every major retailer in North America.

Sandy Masselli, Chairman and CEO of Total Luxury Group, said: "The consummation of this deal is a major milestone for the company. The Huk-A-Poo brand and style at one time had a very large following. Market trends suggest that now is an opportune time for us to re-introduce this nostalgic brand. We are also extremely pleased to have an industry veteran like Michael Stone to help us manage and grow this line of clothing."

About Total Luxury Group, Inc.

Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In May 2006, Total Luxury Group, Inc acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

Contact:

Total Luxury Group,Inc.
International Apparel Group, Inc.
MIAMI, FL
Janon Costley
(305) 892-6744

Or

Aurelius Consulting Group, Inc.
Sanford Diday
407-644-4256 ext. 115
sanford@aurcg.com